Calculation of Filing Fee Tables

Form N-2

(Form Type)

Peachtree Alternative Strategies Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	_	_	_	_	_	_	_	_	_	_	_
Fees Previously Paid	_	_	_	_	_	_	_	_	_	_	_	_
Carry Forward Securities
Carry Forward Securities	Equity	Shares of Beneficial Interest	457(o) 415(a)(6)	_	$108.68	$34,924,269.96(2)	$138.10	$4,823.04	N-2	333-289912	August 28, 2025
Total Offering Amounts						$34,924,269.96		$4,823.04	_	_	_	_
Total Fees Previously Paid								$4,823.04	_	_	_	_
Total Fee Offsets								_	_	_	_	_
Net Fee Due								$0.00	_	_	_	_

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee.
(2)	On August 28, 2025, the Fund registered shares of beneficial interest with a maximum aggregate offering price of $83,609,646.07 on the Fund’s registration statement on Form N-2 (the “Registration Statement”) (File No. 333-289912). Filing fees of $12,615.78 were paid or carried forward in connection with the filing of the Registration Statement. No additional shares are being registered with this filing and no fees are required in connection with this filing.